ENERGY TRANSFER PARTNERS, L.P.
UNAUDITED PRO FORMA FINANCIAL INFORMATION
The following unaudited pro forma condensed consolidated financial information of Energy Transfer Partners, L.P. (“ETP”) reflects the pro forma impacts of multiple transactions (each of which is further described in the sections below), as follows:

•	Prior Transactions:

◦	The Propane Transaction was completed in January 2012.

◦	The Citrus Transaction was completed in March 2012.

◦	The Sunoco Transaction was completed in October 2012; prior to the Sunoco Transaction, Sunoco completed the exit from its Northeast refining operations in September 2012.

◦	The Holdco Transaction was completed concurrent with the Sunoco Transaction in October 2012.

•	Pending Transactions:

◦	The Local Distribution Company (“LDC”) Dispositions were announced in December 2012.

◦	The SUGS Contribution to Regency Energy Partners LP (“Regency”) was announced in February 2013.

◦	The Holdco Acquisition was announced in March 2013.

The unaudited pro forma condensed consolidated balance sheet gives effect to each of the Pending Transactions listed above as if they had occurred on December 31, 2012; the unaudited pro forma condensed consolidated statement of continuing operations assumes each of the Prior Transactions and Pending Transactions listed above as if they were consummated on January 1, 2012. The unaudited pro forma condensed consolidated balance sheet and condensed consolidated statement of continuing operations should be read in conjunction with (i) ETP’s Annual Report on Form 10-K for the year ended December 31, 2012, (ii) Sunoco, Inc.’s financial statements for the nine months ended September 30, 2012 and 2011, filed by ETP as Exhibit 99.2 to Form 8-K filed with the SEC on January 14, 2013, (iii) Sunoco, Inc.’s Current Report on Form 8-K filed with the SEC on June 22, 2012, (iv) Sunoco, Inc.’s Current Report on Form 8-K filed with the SEC on September 13, 2012 and (v) Southern Union Company’s Annual Report on Form 10-K for the year ended December 31, 2012.
The unaudited pro forma condensed consolidated financial statements are for illustrative purposes only and are not necessarily indicative of the financial results that would have occurred if the Prior Transactions and Pending Transactions listed above had been consummated on the dates indicated, nor are they necessarily indicative of the financial position or results of operations in the future. The pro forma adjustments, as described in the accompanying notes, are based upon available information and certain assumptions that are believed to be reasonable as of the date of this document.
Propane Transaction
On January 12, 2012, ETP contributed its propane operations, consisting of Heritage Operating, L.P. (“HOLP”) and Titan Energy Partners, L.P. (“Titan”) (which we refer to collectively as the “Propane Business”) to AmeriGas Partners, L.P. (“AmeriGas”). ETP received approximately $1.46 billion in cash and approximately 29.6 million AmeriGas common units valued at $1.12 billion at the time of the contribution. AmeriGas also assumed approximately $71 million of existing HOLP debt. The cash proceeds were used to complete the redemption of $750 million of aggregate principal amount of ETP senior notes and to repay borrowings on ETP’s revolving credit facility.
Citrus Transaction
On March 26, 2012, Energy Transfer Equity, L.P. (“ETE”) consummated the acquisition of Southern Union Company (“Southern Union”) and, concurrently with the closing of the Southern Union acquisition, CrossCountry Energy, LLC (“CrossCountry”), a subsidiary of Southern Union that indirectly owned a 50% interest in Citrus Corp., merged with a subsidiary of ETP and, in connection therewith, ETP paid $1.895 billion in cash and issued $105 million of ETP common units (which we refer to as the “Citrus Transaction”). ETP used cash proceeds from its January 2012 public offering of $2 billion of aggregate principal amount of senior notes to fund the cash portion of the purchase price of the Citrus Transaction. As a result of the consummation of the Citrus Transaction, ETP owns CrossCountry which in turn owns a 50% interest in Citrus Corp. The other 50% interest in Citrus Corp. is owned by Kinder Morgan, Inc. In conjunction with the Citrus Transaction, ETE agreed to relinquish its rights to approximately $220 million of incentive distributions from ETP that ETE would otherwise be entitled to receive over 16 consecutive quarters.
Sunoco Transaction
On October 5, 2012, Sam Acquisition Corporation, a Pennsylvania corporation and a wholly-owned subsidiary of ETP, completed its acquisition of Sunoco, Inc. (“Sunoco”) in exchange for ETP common units and cash. Under the terms of the merger agreement, Sunoco shareholders received a total of approximately 55 million ETP common units and approximately $2.62 billion of cash. ETP used Sunoco’s cash on hand to partially fund the cash portion of the consideration. The remainder of the cash portion of the purchase price was funded with borrowings under ETP’s revolving credit facility.
Prior to the Sunoco Transaction, on September 8, 2012, Sunoco completed the exit from its Northeast refining operations by contributing the refining assets at its Philadelphia, Pennsylvania refinery and various commercial contracts to Philadelphia Energy Solutions (“PES”), a joint venture with The Carlyle Group, L.P. (“The Carlyle Group”). Sunoco also permanently idled the main refining processing units at its Marcus Hook, Pennsylvania refinery in June 2012. The Marcus Hook facility continued to support operations at the Philadelphia refinery prior to commencement of the PES joint venture. Under the terms of the joint venture agreement, The Carlyle Group contributed cash in exchange for a 67% controlling interest in PES. In exchange for contributing its Philadelphia refinery assets and various commercial contracts to the joint venture, Sunoco retained a 33% non-operating minority interest. For purposes of these pro forma financial statements, the Northeast refining operations were included in Sunoco’s historical amounts, as such amounts have previously been reported by Sunoco, and pro forma adjustments have been included to eliminate the Northeast refining operations and to record the pro forma continuing impacts, including pro forma equity in earnings from the PES joint venture.

Holdco Transaction
Immediately following the closing of the Sunoco Transaction, ETE contributed its interest in Southern Union to ETP Holdco Corporation (“Holdco”), an ETP-controlled entity, in exchange for a 60% equity interest in Holdco. In conjunction with ETE’s contribution, ETP contributed its interest in Sunoco to Holdco and retained a 40% equity interest in Holdco. Prior to the contribution of Sunoco to Holdco, Sunoco contributed $2.0 billion in cash and its interests in Sunoco Logistics Partners L.P. to ETP in exchange for 90,706,000 Class F Units representing limited partner interests in ETP (“Class F Units”). The Class F Units are entitled to 35% of the quarterly cash distribution generated by ETP and its subsidiaries other than Holdco, subject to a maximum cash distribution of $3.75 per Class F Unit per year, which is the current level. Pursuant to a stockholders agreement between ETE and ETP, ETP controls Holdco. Consequently, ETP consolidated Holdco (including Sunoco and Southern Union) in its financial statements subsequent to consummation of the Holdco Transaction. Under the terms of the Holdco transaction agreement, ETE agreed to relinquish its rights to $210 million of incentive distributions over 12 consecutive quarters following the closing of the Holdco transaction.
Holdco Acquisition
On March 21, 2013, ETP and ETE announced that ETP will acquire from ETE its 60% interest in Holdco for $3.75 billion of cash and ETP common units. With this acquisition, ETP will own 100% of Holdco. In exchange for the interest in Holdco, ETE will receive 49.5 million of newly issued ETP common units and $1.40 billion in cash. ETE has agreed to forego all of the incentive distributions on the newly issued ETP units for each of the first eight consecutive quarters beginning with the quarter in which the closing of the transaction occurs, and 50% of the incentive distributions on the newly issued ETP units for the following eight consecutive quarters. The acquisition is expected to close in the second quarter of 2013, subject to customary closing conditions.

Local Distribution Company (“LDC”) Dispositions
On December 17, 2012, Southern Union entered into definitive purchase and sale agreements with subsidiaries of the Laclede Group, Inc., (“Laclede”), to sell the assets of its Missouri Gas Energy and New England Gas Company divisions. The aggregate value of the transactions are approximately $1.035 billion, subject to customary closing adjustments, comprised of $1.015 billion in cash and approximately $19 million of assumed debt of the New England Gas Company division. The transactions are expected to close before the end of the third quarter of 2013, subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and applicable regulatory approvals from the Missouri Public Service Commission and the Massachusetts Department of Public Utilities. ETP intends to use the net proceeds from these transactions to repay a portion of the outstanding indebtedness of Southern Union in order to maintain investment grade credit metrics.
SUGS Contribution
On February 27, 2013, Southern Union entered into a definitive contribution agreement to contribute to Regency all of the issued and outstanding membership interest in Southern Union Gathering Company, LLC and its subsidiaries (“SUGS”). The consideration to be paid by Regency in connection with this transaction will consist of (i) the issuance of 31,372,419 Regency common units to Southern Union, (ii) the issuance of 6,274,483 Regency Class F units to Southern Union, (iii) the distribution of $570 million in cash to Southern Union, and (iv) the payment of $30 million in cash to a subsidiary of ETP. The Regency Class F units will have the same rights, terms and conditions as the Regency common units, except that Southern Union will not receive distributions on the Regency Class F units for the first eight consecutive quarters following the closing, and the Regency Class F units will thereafter automatically convert into Regency common units on a one-for-one basis. The transaction is expected to close in the second quarter of 2013.

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of December 31, 2012
(in millions)

		Pro Forma Adjustments
	ETP Historical	Holdco Acquisition	LDC Dispositions		SUGS Contribution		ETP Pro Forma
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$311	$—	$—		$—		$311

Accounts receivable, net of allowance for doubtful accounts	2,910	—	—		(79)	b	2,831
Accounts receivable from related companies	94	—	—		64	b	158
Inventories	1,495	—	—		(19)	b	1,476
Exchanges receivable	55	—	—		—		55
Price risk management assets	21	—	—		—		21
Current assets held for sale	184	—	(184)	a	—		—
Other current assets	334	—	—		(2)	b	332
Total current assets	5,404	—	(184)		(36)		5,184

PROPERTY, PLANT AND EQUIPMENT, net	25,773	—	—		(1,523)	b	24,250

NON-CURRENT ASSETS HELD FOR SALE	985	—	(985)	a	—		—
ADVANCES TO AND INVESTMENTS IN UNCONSOLIDATED AFFILIATES	3,502	—	—		900	b	4,402
NON-CURRENT PRICE RISK MANAGEMENT ASSETS	42	—	—		—		42
GOODWILL	5,606	—	—		(338)	b	5,268
INTANGIBLE ASSETS, net	1,561	—	—		—		1,561
OTHER NON-CURRENT ASSETS, net	357	—	—		(2)	b	355
Total assets	$43,230	$—	$(1,169)		$(999)		$41,062

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of December 31, 2012
(in millions)

		Pro Forma Adjustments
	ETP Historical	Holdco Acquisition		LDC Dispositions		SUGS Contribution		ETP Pro Forma
LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,002	$—		$—		$(24)	b	$2,978
Accounts payable to related companies	24	—		—		4	b	28
Exchanges payable	156	—		—		(3)		153
Price risk management liabilities	110	—		—		—		110
Accrued and other current liabilities	1,562	—		—		(112)	b	1,450
Current maturities of long-term debt	609	—		—		—		609
Current liabilities held for sale	85	—		(85)	a	—		—
Total current liabilities	5,548	—		(85)		(135)		5,328

LONG-TERM DEBT, less current maturities	15,442	1,400	c	(1,015)	a	(600)	b	15,227
LONG-TERM NOTES PAYABLE - RELATED PARTY	166	—		—		—		166
NON-CURRENT LIABILITIES HELD FOR SALE	142	—		(142)	a	—		—
ACCUMULATED DEFERRED INCOME TAXES	3,476	—		—		(95)	b	3,381
OTHER NON-CURRENT LIABILITIES	1,124	—		—		(16)	b	1,108

COMMITMENTS AND CONTINGENCIES

EQUITY:
General Partner	188	—		—		—		188
Limited Partners	9,026	2,165	d	73	a	(156)	b	11,108

Accumulated other comprehensive income	(13)	—		—		3	b	(10)
Total partners’ capital	9,201	2,165		73		(153)		11,286
Noncontrolling interest	8,131	(3,565)	e	—		—		4,566
Total equity	17,332	(1,400)		73		(153)		15,852
Total liabilities and equity	$43,230	$—		$(1,169)		$(999)		$41,062

ENERGY TRANSFER PARTNERS, L.P. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF CONTINUING OPERATIONS
For the Year Ended December 31, 2012
(in millions, except per unit data)

	Historical
		Acquired		Deconsolidated
	ETP Historical	Sunoco Historical	Southern Union Historical	Propane Business Historical	SUGS Historical	Pro forma adjustments		ETP Pro Forma
REVENUES	$15,702	$35,258	$443	$(93)	$(909)	$(12,175)	f	$38,226
COSTS AND EXPENSES:
Cost of products sold and operating expenses	13,166	33,142	303	(80)	(833)	(11,098)	f	34,503
						(97)	g
Depreciation and amortization	656	168	49	(4)	(68)	62	h	869
						6	i
Selling, general and administrative	486	459	10	(2)	(9)	(117)	j	827
Impairment charges and other	—	124	—	—	—	(12)	k	102
						(10)	f
Total costs and expenses	14,308	33,893	362	(86)	(910)	(11,266)		36,301
OPERATING INCOME	1,394	1,365	81	(7)	1	(909)		1,925
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(665)	(123)	(50)	—	—	(26)	l	(860)
						(7)	m
						9	n
						2	o
Equity in earnings of affiliates	142	41	16	—	9	21	f	231
						3	n
						(1)	b
Gain on deconsolidation of Propane Business	1,057	—	—	—	—	(1,057)	p	—
Gain on formation of Philadelphia Energy Solutions	—	1,144	—	—	—	(1,144)	f	—
Gains (losses) on disposal of assets	(1)	112	—	2	—	(2)	f	111
Loss on extinguishment of debt	(115)	—	—	—	—	115	q	—
Other, net	8	6	(2)	—	—	—		12
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX EXPENSE	1,820	2,545	45	(5)	10	(2,996)		1,419
Income tax expense (benefit)	63	956	12	—	(3)	(873)	r	155
INCOME FROM CONTINUING OPERATIONS	$1,757	$1,589	$33	$(5)	$13	$(2,123)		$1,264
BASIC INCOME FROM CONTINUING OPERATIONS PER LIMITED PARTNER UNIT	$4.93							$1.53	s
BASIC AVERAGE NUMBER OF UNITS OUSTANDING	248,306,746							339,594,352
DILUTED INCOME FROM CONTINUING OPERATIONS PER LIMITED PARTNER UNIT	$4.91							$1.53	s
DILUTED AVERAGE NUMBER OF UNITS OUTSTANDING	249,039,079							340,326,685

ENERGY TRANSFER PARTNERS, L.P.
NOTES TO UNAUDITED PRO FORMA INFORMATION

The unaudited pro forma condensed consolidated balance sheet gives effect to the Pending Transactions as if they had occurred on December 31, 2012. The Prior Transactions were already reflected in ETP’s historical consolidated balance sheet as of December 31, 2012; therefore, no pro forma balance sheet adjustments were necessary.
The unaudited pro forma condensed consolidated statement of continuing operations assumes that the Prior Transactions and Pending Transactions were consummated on January 1, 2012. The historical results included in the “Acquired” and “Deconsolidated” sections in the unaudited pro forma condensed consolidated statement of continuing operations above reflect either the entire twelve months ended December 31, 2012 or less than the entire twelve months, as follows:

•	Sunoco Historical. ETP began consolidating Sunoco in October 2012; therefore, Sunoco’s historical results for January 1, 2012 through September 30, 2012 were reflected as “acquired” above.

•
Southern Union Historical. ETP’s historical results for the year ended December 31, 2012 reflect the consolidation of Southern Union beginning March 26, 2012, the date that Southern Union and ETP came under common control; therefore, Southern Union’s results for January 1, 2012 through March 25, 2012 have been added in the unaudited pro forma condensed consolidated statement of continuing operations above. Southern Union’s results for the period from January 1, 2012 through March 25, 2012 included the earnings from the investment in Citrus.

•
Propane Historical. ETP deconsolidated the Propane Business in January 2012; therefore, the results of the Propane Business reflected above only include the historical results through the date of deconsolidation.

•
LDCs Historical. ETP’s historical results reflected the LDCs as discontinued operations for the period that Southern Union was consolidated by ETP (beginning March 26, 2012); therefore, only the results of the LDCs from January 1, 2012 through March 25, 2012 were reflected as “deconsolidated” above.

•
SUGS Historical. ETP’s historical results included the results of SUGS for the period from March 26, 2012 through December 31, 2012, and Southern Union’s historical results included the results of SUGS for the period from January 1, 2012 through March 25, 2012. Therefore, the results of SUGS for the full twelve months ended December 31, 2012 have been reflected as “deconsolidated” above. SUGS’ stand-alone historical financial statements include two distinct periods for January 1, 2012 through March 25, 2012 (predecessor) and March 26, 2012 through December 31, 2012 (successor); however, those two periods have been combined in the SUGS historical column reflected for ease of understanding.

Following are explanations of certain pro forma adjustments included above:

a.
To record the pro forma deconsolidation of Southern Union’s LDCs in connection with the expected closing of the sale transaction announced in December 2012 and the impacts of an assumed use of proceeds from the sale transaction to repay $1.015 billion of ETP revolver borrowings.

b.
To record the pro forma impacts of the contribution of SUGS to Regency and the consideration received including (i) Southern Union’s receipt of Regency common units and Regency Class F units, (ii) use of cash proceeds from the transaction of $600 million to long-term debt and (iii) to record Southern Union’s equity in earnings of affiliates.

c.	To record borrowings to fund the $1.40 billion cash portion of ETP’s acquisition of ETE’s interest in Holdco.

d.	To record the issuance of ETP common units to ETE in connection with ETP’s acquisition of ETE’s interest in Holdco.

e.
To record pro forma adjustments related to ETP’s acquisition of ETE’s interest in Holdco. ETE’s ownership interest in Holdco is reflected as noncontrolling interest on ETP’s historical consolidated balance sheet at December 31, 2012.

f.
Represents the pro forma adjustments to reflect Sunoco’s exit from its Northeast refining operations and formation of the PES joint venture to (i) eliminate the Northeast refining operations’ historical amounts from Sunoco’s statement of continuing operations including revenues of approximately $23.2 billion for the year ended December 31, 2012, (ii) restore intercompany sales by Sunoco’s Northeast refining operations to its retail marketing segment eliminated above of approximately $11.1 billion for the year ended December 31, 2012, (iii) reflect equity income (loss) related to Sunoco’s 33% interest in PES, and (iv) eliminate the gain recognized by Sunoco in connection with the formation of the PES joint venture. This gain is eliminated from the unaudited pro forma condensed consolidated statement of continuing operations because it would not have a continuing impact on ETP’s results of operations.

g.	To eliminate merger-related costs incurred by Southern Union in the Citrus Transaction because such costs would not have a continuing impact on results of operations.

h.
To record incremental depreciation and amortization expense related to estimated fair values recorded in Sunoco purchase accounting. Depreciation expense is estimated based on a weighted average useful life of 28 years.

i.
To record incremental depreciation and amortization expense related to estimated fair values recorded in Southern Union purchase accounting. Depreciation expense is estimated based on a weighted average useful life of 24 years.

j.	To eliminate merger-related costs incurred by ETP in the Citrus Transaction because such costs would not have a continuing impact on results of operations.

k.	To eliminate merger-related costs incurred by Sunoco in the Sunoco Transaction because such costs would not have a continuing impact on results of operations.

l.	To adjust interest expense at a rate of 5.85% from incremental debt of $1.9 billion in connection with the Citrus Transaction.

m.
To record interest expense at a rate of 6.2% from incremental debt issued in connection with the Sunoco Transaction. This adjustment is net of $22 million of amortization assumed to be recorded on the fair value debt adjustment.

n.
To adjust amortization included in interest expense to (i) reverse historical amortization of financing costs and fair value adjustments related to debt and (ii) record amortization related to the pro forma adjustment of Southern Union’s debt to fair value.

o.
To record the pro forma impacts from the consideration received in connection with the Propane Transaction, including (i) ETP’s receipt of AmeriGas common units representing approximately 34% of the limited partner interests in AmeriGas and (ii) ETP’s use of cash proceeds from the transaction to redeem long-term debt. The unaudited pro forma condensed consolidated statement of continuing operations includes adjustments to reduce interest expense resulting from the repayment of (i) approximately $400 million of outstanding borrowings on ETP’s revolving credit facility based on the amount outstanding as of January 1, 2012 and (ii) the redemption of $750 million of aggregate principal amount of ETP’s senior notes.

The unaudited pro forma condensed consolidated statement of continuing operations also includes adjustments to equity in earnings of affiliates to reflect the net impact of (i) ETP’s proportionate share of AmeriGas’ income attributable to limited partners and (ii) amortization of the excess fair value associated with ETP’s interest in AmeriGas. ETP’s equity in earnings of AmeriGas reflected in its unaudited pro forma condensed consolidated statement of continuing operations for the year ended December 31, 2012 are based on ETP’s pro forma share of the earnings of AmeriGas for the period from January 1, 2012 to January 12, 2012 (the date of the completion of the Propane Transaction).

p.
To eliminate the gain recognized by ETP in connection with the deconsolidation of the Propane Business. This gain is eliminated from the unaudited pro forma condensed consolidated statement of continuing operations because it would not have a continuing impact on ETP’s results of operations.

q.
To eliminate ETP’s loss on extinguishment of debt recognized during the year ended December 31, 2012. The loss on extinguishment of debt was recognized in connection with the redemption of $750 million of ETP’s senior notes, as discussed above. The loss on extinguishment of debt is eliminated from the unaudited pro forma condensed consolidated statement of continuing operations because it would not have a continuing impact on ETP’s results of operations.

r.
To record the pro forma income tax impact related to Southern Union pro forma adjustments to pre-tax income and to record pro forma income tax impacts resulting from assumed income recorded by Sunoco with respect to its ownership of ETP’s Class F units, offset by the assumed reduction of Sunoco’s income from the deconsolidation of Sunoco Logistics Partners L.P. Although the assumed change to Sunoco’s income would not impact ETP’s pro forma consolidated pre-tax income, a pro forma income tax adjustment is necessary due to the significantly different effective income tax rates of ETP and Sunoco.

s.	ETP’s historical and pro forma basic and diluted income from continuing operations per limited partner unit is calculated as follows:

	Historical	Pro Forma
Income from continuing operations	$1,757	$1,264
Less: Income from continuing operations attributable to noncontrolling interest	62	269
Income from continuing operations attributable to partners	1,695	995
General partner’s interest in income from continuing operations	463	471
Limited partner’s interest in income from continuing operations	1,232	524
Additional earnings allocated from General Partner	1	1
Distributions on employee unit awards, net of allocation to General Partner	(9)	(9)
Income from continuing operations available to limited partners	$1,224	$516

BASIC INCOME FROM CONTINUING OPERATIONS PER LIMITED PARTNER UNIT	$4.93	$1.53
BASIC AVERAGE NUMBER OF UNITS OUTSTANDING	248,306,746	339,594,352
DILUTED INCOME FROM CONTINUING OPERATIONS PER LIMITED PARTNER UNIT	$4.91	$1.53
DILUTED AVERAGE NUMBER OF UNITS OUTSTANDING	249,039,079	340,326,685